UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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CITI TRENDS, INC.
(Name of Registrant as Specified in Its Charter)

MACELLUM ADVISORS GP, LLC MACELLUM SPV III, LP MACELLUM CAPITAL MANAGEMENT, LLC MACELLUM MANAGEMENT, LP MCM MANAGEMENT, LLC MCM MANAGERS, LLC JONATHAN DUSKIN PAUL METCALF
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Macellum Advisors GP, LLC, together with its affiliates (collectively, “Macellum”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of its slate of highly-qualified director nominees to the Board of Directors of Citi Trends, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 22, 2017, Macellum posted three videos and a newspaper article to its website, www.fixcititrends.com. Transcripts of the videos and the text of the newspaper article are set forth below:

Jonathan Duskin on Bloomberg Regarding his campaign at The Children’s Place

JONATHAN DUSKIN: This is actually a very good company. It’s got a great brand, it’s got a leading market share position. They are the Number 4 market share player in their respective sector, and it’s just been mismanaged.

You know, if you look at the EBITDA for this company over the last several years since Ms. Elfers joined as CEO, it’s been deteriorating. It’s gone from $210 million to $156 million. Gross margins have been down every year since she’s been the CEO; in total, 480 basis points including 200 basis points this year. What’s interesting about that is that it’s actually climaxing. You know, it’s not like it’s slowing down and finding a level. It’s actually accelerating to the downside.

Working capital management, which is, you know, the inventory, essentially the lifeblood of any specialty retailer. The working capital management has been horrible. Inventory turns have gone from 5 times to 3 times. It’s about $100 million, $120 million in cash that’s stranded on the balance sheet that’s tied up in inventories that we think that — you know, if they get back to 5 times, which is where they were a couple of years ago when Ms. Elfers said it was one of the company’s biggest opportunities, that would be a lot of money.

If they get back to sectored leading levels, like 8 times, American Eagle, for example, said they were at 10 times inventory turn just last week, it would be a tremendous amount of cash that they would free up on the balance sheet.

Capital expenditures have exceeded depreciation and amortization every year. I mean, it’s really a company that’s got a great brand, and we really think it’s being mismanaged; and we think there’s a tremendous amount of low-hanging fruit that you could bring to the surface.

STEPHANIE RUHLE: But things were pretty messy when she joined. She wasn’t handed over a winning trade.

JONATHAN DUSKIN: That’s a fair point. Her predecessor left on some unusual circumstances, but I think what’s important to note is she did inherit actually a very stable business, right, the Number 4 market share player.

When we think about a specialty retailer, we think about an Abercrombie or a Zumiez or something. They own fractions of market share. This is one of the dominant players in specialty retail. This is one of the dominant players in children’s apparel.

She inherited an extremely healthy company despite what might have happened with the CEO that came before her, was starting off with a tremendous amount of cash flow, and it was very stable business.

And so — you know, it’s — it was, you know, an asset that should have grown from there. If you go back to the early conference calls and listen to the opportunities she lays out, there were many; and, unfortunately, we haven’t really executed on them.

ERIK SCHATZKER: The facts do speak for themselves, they always do.

JONATHAN DUSKIN: Yeah.

ERIK SCHATZKER: Given the company’s track record, which you’ve painstakingly laid out, why does the board continue to reward Ms. Elfers so well?

STEPHANIE RUHLE: That’s a big paycheck she’s getting.

JONATHAN DUSKIN: Yeah. I’d sign up wherever I could for that job. You don’t know. I really don’t. It’s one of the things that makes this so compelling to us is because it just doesn’t make any sense to us. She’s underperformed on an operating basis rather dramatically, her compensation has been egregious. There are actually changes made to the compensation but —

STEPHANIE RUHLE: How much does she make?

JONATHAN DUSKIN: Well, she made $35 million in the last three years.

STEPHANIE RUHLE: That’s a lot of cotton pajamas.

JONATHAN DUSKIN: Yeah. I’ll tell you what, it is. And what’s interesting is even in 2013 they made some changes to the compensation plan, and she still made $6 million. She made more than the Carter’s CEO, or just about what the Carter’s CEO did with EBITDA down 9 percent.

Performance went down, and she still made what we would consider by any stretch an egregious sum of money for not performing. And for a market cap of that size, you know, it’s a billion dollar market cap. Carter’s, by example, is a $4 million market cap company.

STEPHANIE RUHLE: How do you compare them to Gymboree, which obviously Bain owns, so it’s hard to go —

JONATHAN DUSKIN: It’s not public, it’s a little bit tougher to get information. Gymboree has, you know, stubbed its toes. It was, I think, one of the more difficult acquisitions for Bain. You know, they did put a tremendous amount of debt on the balance sheet. They really levered it up rather significantly.

ERIK SCHATZKER: The bond yield does tell you something.

JONATHAN DUSKIN: Yeah. And I think a lot of — and by the way, Gymboree actually had, I think positive — it’s a little stale, but they had positive comps for the last quarter and had up gross margins. And I think one of their biggest problems with Gymboree is their CEO left shortly after Bain did the acquisition. So, you know, as you point out, it’s hard to get perfect insight as to what’s been happening at Gymboree because it’s a private company, but, you know, Gymboree has been growing. If you look at the top lines of Gymboree or Carter’s compared to Children’s Place, they have significantly outperformed.

ERIK SCHATZKER: Is the real problem at Children’s Place with the management and in particular the CEO, or is it with the board? And the reason I ask you this is partly because I think I know the answer. You suggest that the best route here may be the sale of the company, which suggests to me that this board can’t fix it.

JONATHAN DUSKIN: You know, it’s always a good question. There’s a saying, an old saying, in retail we say, “The fish stinks from its head”. And, you know, it’s hard to tell what goes on inside closed doors of a board meeting. We really don’t know. But if you look at their failure to execute, their failure to deliver, their failure to manage working cap, it really speaks to a lack of oversight.

And it looks like there’s metrics that maybe they’re tracking that they shouldn’t be tracking and metrics they should be tracking that they’re not tracking; so it feels like, you know, the board oversight has certainly been — been lacking.

And, you know, if you look at the turnover amongst the executives, I mean, it’s significant. We highlight all of the turnover in our letter — I’m sorry.

ERIK SCHATZKER: I’m just thinking to myself before we run out of time, there’s always a question that we should ask that I suspect viewers would want to ask when —

STEPHANIE RUHLE: Why don’t you ask it?

ERIK SCHATZKER: I’m going to.

STEPHANIE RUHLE: There you go.

ERIK SCHATZKER: I’m an activist investor. How do you know better?

STEPHANIE RUHLE: Oh.

ERIK SCHATZKER: You’re on the outside, you’re not running the company.

JONATHAN DUSKIN: Fair enough.

ERIK SCHATZKER: Why do you have such confidence? And you’re not alone. Right? There are lots of activists we’ve met who have a lot of confidence. Why are you so confident that you know better?

JONATHAN DUSKIN: Well, I don’t like the term, “I know better.” You know, as you said, the facts speak for themselves. This is a company that’s underperformed, you know, fairly dramatically. I would say myself, my team, Barington, we have done this a long time. I’m a consumer retail specialist. I’ve sat on over seven boards as chairman and lead director myself. I’ve had interim operating roles.

I don’t think this is the standard activist playbook. I mean, as you point out our letter is long — I apologize to those people that had to read it last night — but it’s detailed, and there’s really a lot of low-hanging fruit here. We think that it’s obvious to anybody that has studied retail for a long period of time will understand these opportunities and understand how this company can improve itself by fixing the things that we highlight that we think are broken.

STEPHANIE RUHLE: Who should buy them?

JONATHAN DUSKIN: You know, there are a lot of — you know, who knows? But there’s obviously a number of companies that it would be a logical fit for. There’s obviously other people in the children’s space, like a Gymboree. Bain is struggling, that could be a nice merger to put these two companies together and extract a lot of SG&A synergies.

You know, scale matters so much in our business right now. If you look at what’s happened with all of the international players who have come to the U.S., there’s Uniqlo, there’s H&M, there’s Forever 21, Zara. It’s the global scale that have given these guys the ability to leverage their fixed cost and deliver such incredible price points.

So I think scale really matters in U.S. retailing. If you look at the spate of bankruptcies in the juniors space, a lot of them failed because they didn’t have scale. So I think there would be a lot of other retailers that do what Children’s Place does that could get scale that could be better. Like look at Ascena brands, for example. They have already —

STEPHANIE RUHLE: What are they?

JONATHAN DUSKIN: Ascena.

STEPHANIE RUHLE: Ascena.

JONATHAN DUSKIN: The old Dressbarn — or the new Dressbarn business.

STEPHANIE RUHLE: I love me some Dressbarn.

JONATHAN DUSKIN: Do you? I can’t imagine. Like we discussed, you’re a coupon shopper.

STEPHANIE RUHLE: Totally.

JONATHAN DUSKIN: Ascena has a shared services platform model where they’ve had a number of different brands that all use the same back end. Ascena would be an interesting example because they own Justice, and Children’s Place would be the next demographic rung down.

STEPHANIE RUHLE: Your daughters definitely know Justice. It’s like a tween store. Yeah.

JONATHAN DUSKIN: And Carter’s for that matter. And there’s plenty of international players that would like to get into this space domestically, and this would be an interesting opportunity. And, you know, you ask about — you ask about strategics, but I also think for financial buyers, this one makes a lot of sense. If you look at what other deals have taken place, what other multiples —

STEPHANIE RUHLE: “Financial buyers” meaning PE firms?

JONATHAN DUSKIN: PE shops, yeah. And, you know, my experience is the private equity guys, they are not going to take a hard-to-fix merchandising problem, you know, too many knit tops and not enough wovens, that is not what the PE guys do. But working capital, capex, that’s what they understand. And the stability in this company’s EBITDA, the volatility is very low, so I think it could sustain, you know, a decent amount of debt which should be attractive to a private equity player.

Jonathan Duskin is “a great retail investor” on CNBC’s Halftime Report

STEPHEN WEISS: Take a look at the re-rating that we see in department stores. Do you see Macy’s selling at 17-and-a-half times? I mean, that’s ludicrous.

I was talking to a guy who is a great retail investor, Jon Duskin, today; and he’s saying, “Have you seen these department stores? 17 and a half, 18 times.” You couldn’t give it away at 10 times just six months ago. It’s unbelievable.

SCOTT WAPNER: Are you telling me to sell them?

STEPHEN WEISS: I’m telling you you’ve got to be cautious on that. But that speaks to the optimism that Joe was just talking about and I was talking about. So forget about these big plans thinking about everything that could go wrong. Go where there’s value. I’m only keen about GM. If you’ve seen what’s going on there, people will go to it. But with freight there’s going to be a challenge, with sub-prime lending there’s going to be a challenge. There are other areas in industrials. I’m not playing there.

Jonathan Duskin referenced for his success at The Children’s Place on CNBC with Jim Cramer

JIM CRAMER: Kohl’s announced the buyback. Kohl’s got oversold. I think that’s what happened with Kohl’s. Macy’s went up too much, I think. I don’t know whether it’s — you know, it just had that gigantic run. They are closing the stores. My favorites: Burlington, Children’s Place.

JOSEPH TERRANOVA: Nice.

JIM CRAMER: Oh, my.

JIM LEBENTHAL: What have these places done with Burlington?

STEPHEN WEISS: You had an activist in there. You had an activist in there.

JOSEPH TERRANOVA: Yep, Burlington is great.

STEPHEN WEISS: Duskin, who we all know.

JIM CRAMER: Duskin, Macellum.

STEPHEN WEISS: He did a great job.

JIM CRAMER: He did a good job. Jane Elfers did a good job.

STEPHEN WEISS: Turned it around.

JIM CRAMER: Jane Elfers did a good job. That stock has been — is it down today? And the stock has not been able to quit.

JOSEPH TERRANOVA: Very interesting.

JIM CRAMER: And that’s a mall-based store.

JOSEPH TERRANOVA: Very interesting. We are talking four minutes about retail, we haven’t talked about Lulu, we haven’t talked about Under Armor.

STEPHEN WEISS: I like Lulu.

JOSEPH TERRANOVA: We haven’t talked about Ikea.

JIM CRAMER: I like Lulu but they are going to miss.

STEPHEN WEISS: Lulu to me — Lulu I’m willing to buy.

JIM CRAMER: Lulu misses minus 5, but I still like them.

N.Y. Post story on the positive investor reaction to Jonathan Duskin’s successful campaign at Christopher & Banks

Christopher & Banks shares surge thanks to activist influence

By Lisa Fickenscher

March 10, 2016 | 10:40pm

Activist investors need look no further than Plymouth, Minn., for confirmation of what can happen when they are successful.

New York City-based Macellum Capital Management orchestrated a largely cordial board shake-up at Midwestern women’s apparel chain Christopher & Banks that resulted in six directors stepping down and the nomination of four new directors.

Macellum has an 8.4 percent stake in the 500-plus store chain, which competes with Dress Barn and JCPenney in 45 states.

With the news of the activist’s win, C&B’s stock soared 41 percent Thursday, to $2.66.

One of the new directors is Jonathan Duskin, chief executive of Macellum, who is bringing aboard more retail strength with Laura Weil, a former senior executive of New York & Company and Ann Taylor, and Kent Kleeberger, a former senior executive with Chico’s.

A fourth director has not been named. In addition, the board will shrink from nine to seven seats.

“It was a collaborative process in how we selected the board,” said Duskin. “And the initiatives that [CEO LuAnn Via] has implemented are beginning to bear fruit.”

Macellum had agitated a year ago when it asked for a seat on the board amid plummeting sales, but was rebuffed. At the same time, 20 percent of the company’s shareholders voted to oust four of the nine directors.

The retailer has been struggling over the past year, with comparable store sales decreasing 8.3 percent to $418.6 million for the 52 weeks ended Jan. 30.

But this week, the company gave forward guidance that sales in the first quarter would rise as much as 4 percent.